Exhibit 10.1

THIS AGREEMENT is made on the 20th day of November, 2017 (hereinafter referred to as “the Agreement”)

BETWEEN:-

Hedi Property Sdn. Bhd. (Company Number: 1243556-A), a company incorporated in Malaysia having a registered office address at 29-1, Jalan Puteri 5/7, Bandar Puteri, 47100 Puchong, Selangor, Malaysia (hereinafter referred to as “the Purchaser”), of the first part;

AND

G.U. International Limited (Company Number: 150871), a company incorporated in the Republic of Seychelles having a registered address at the office of NovaSage Incorporations (Seychelles) Limited, Second Floor, Capital City, Independence Avenue, P.O. Box 1008, Victoria, Mahé, Republic of Seychelles (hereinafter referred to as “GUI”), and

Gold Union Inc., a company incorporated in the State of Delaware, United States of America, having a registered address at registered agent’s office at the office of Delaware Intercorp, Inc. 113 Barksdale Professional Center, Newark, DE, 19711, United States of America (hereinafter referred to as “GOLU”) and a c/o address at Unit L8-09, Wisma BU8, No.11, Lebuh Bandar Utama PJU6, 47800 Petaling Jaya, Selangor, Malaysia,

(hereinafter GUI and GOLU collectively referred to as “the Sellers”), of the second part.

RECITALS:-

A.	As at the date hereof, GUI is a wholly-owned subsidiary of GOLU. In September 2014, GOLU acquired through GUI from several individuals a total of 48% of the total equity of Phnom Penh Golden Corridor Trading Co. Ltd., (Commercial Registration ID No.: Co. 1800KH/2013), a private limited company incorporated under the laws of the Kingdom of Cambodia having its head office at No.56AB Third Floor, Street 432, Sangkat Tuol Tompoung 1, Khan Chamkar Mon, Phnom Penh, Kingdom of Cambodia, and another address at and an address at No. 1EO, Street 211/138, Sangkat Veal Vong, Khan 7 Makara, Phnom Penh, Kingdom of Cambodia (hereinafter referred to as “PPGCT”). Through a nominee agreement dated December 31, 2014 signed between GUI and SAE-CHUA SUPACHAI of Unit 505, 5th Floor, Lyara Tower 2/22 Chan Road, Thung Wad Don, Sathorn BKK 10120, Thailand, holding Thailand Passport No: AA1868401(hereinafter referred to as “SCS”), who is also a director of GUI, SCS was appointed the nominee of GUI to hold on behalf and for the benefits of GUI Four Hundred and Eighty (480) shares of common stock of PPGCT (hereinafter referred to “the GUI’s PPGCT Shares”), representing 48% of the issued and outstanding shares of common stock of PPGCT (hereinafter referred to as “the Issued PPGCT Shares”).

B.	PPGCT presently owns the entire interest of three parcels of land situated at National Road 44, Phum Phkung, Chbarmorn Commune, Chbarmorn District, Kampong Speu Province, Kingdom of Cambodia, with title deed nos. 05020102-0045, 05020102-0550, and 05020103-0749, measuring in aggregate 172,510 square meters (m2), as evidenced in the Property Plan Layout attached as Exhibit A herein contained (hereinafter collectively referred to as the “PPGCT Property”);

C.	The Purchaser desires to acquire from the Sellers the entire GUI’s PPGCT Shares currently held in the name of SCS on behalf of the Sellers (hereinafter referred to as the “Sale Shares”) for a total consideration of RINGGIT MALAYSIA ONE MILLION SIX HUNDRED THIRTY ONE THOUSAND TWO HUNDRED AND FORTY FIVE ONLY (RM1,631,245.00) (hereinafter referred to as “the Total Consideration”) to be satisfied by the issuance by the Purchaser ONE MILLION SIX HUNDRED THIRTY ONE THOUSAND TWO HUNDRED AND FORTY FIVE (1,631,245) shares of the Purchaser’s ordinary shares, valuing the shares of the Purchaser’s ordinary share at RIMGGIT MALAYSIA ONE ONLY (RM1.00) per share, to GOLU (hereinafter referred to as “the Sale & Purchase”) on the terms and conditions set forth below.

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IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS & INTERPRETATION

In this Agreement, unless the subject or context otherwise requires:-

1.1	the following words and expressions shall have the following meanings:-

“Business Day”	means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which banks are open for business in Selangor, Malaysia;

“Completion”	has the meaning ascribed thereto in Clause 3.1;

“Completion Date”	means the date the parties to this Agreement have fulfilled their respective obligations under this Agreement;

“Conditions Precedent”	has the meaning ascribed thereto in Clause 2.1;

“Documents”	has the meaning ascribed thereto in Clause 3.2.3;

“Due Diligence”	has the meaning as ascribed thereto in Clause 2.1;

“Encumbrance”	includes any interest or equity of any person (including any right to acquire, option, pre-emption right or right of first refusal) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

“New Hedi Shares”	has the meaning ascribed thereto in Clause 3.3;

“GUI’s PPGCT Shares”	has the meaning ascribed thereto in Recital A;

“Issued PPGCT Shares”	has the meaning ascribed thereto in Recital A;

“Notice of Termination”	means a written notice, given by a Party to the other, stating that the Party wishes to terminate this Agreement;

“Parties”	means, collectively, the Purchaser and the Sellers and the expression "Party" shall refer to any of them as the context dictates;

“PPGCT”	has the meaning ascribed thereto in Recital A;

“Pre-Completion Period”	means the period from the date of this Agreement to Completion;

“Public Authorities”	includes:

(a)	any government in any jurisdiction, whether federal, state, provisional, territorial or local;

(b)	any minister, department, officer, commission, delegate, instrumentality, agency, board, authority or organisation of any government or in which any government is interested; and

(c)	any non-government regulatory authority;

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“Ringgit Malaysia” or “RM”	means the lawful currency of Malaysia;

“Sale Shares”	has the meaning ascribed thereto in Recital C;

“Sale & Purchase”	has the meaning ascribed there to in Recital C;

“Total Consideration”	has the meaning ascribed thereto in Recital C;

“Transfer”	has the meaning ascribed thereto in Clause 3.2.1; and

“Unconditional Date”	has the meaning ascribed thereto in Clause 2.4;

1.2	any reference to "Completion" shall mean completion of the Sale & Purchase by the delivery of the Certificates & Transfer Forms by the Sellers to the Purchaser AND the Final Payment of the Total Consideration from the Purchaser to the Sellers;

1.3	any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement;

1.4	any reference to “law” includes common law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, request or requirement is addressed);

1.5	references to Recitals, Clauses and Schedules are to recitals and clauses of and schedules to this Agreement and references to this "Agreement" shall mean this Agreement as may be amended from time to time;

1.6	the headings in this Agreement are for convenience only and shall not affect the interpretation hereof;

1.7	unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa, references to natural persons shall include bodies corporate, and the use of any gender shall include all genders;

1.8	“including” and similar expressions are not and must not be treated as words of limitation;

1.9	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.10	the expression “Purchaser” and “Sellers” shall include their respective successors, nominees and permitted assigns; and

1.11	a period of days from the occurrence of an event or the performance of any act or thing shall be deemed to exclude the day on which the event happens or the act or thing is done or to be done (and shall be reckoned from the day immediately following such event or act or thing), and if the last day of the period is not a Business Day, then the period shall include the next following day which is a Business Day.

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2.	CONDITIONAL AGREEMENT

2.1	It is hereby expressly agreed and declared that this Agreement and the obligations of the Purchaser to acquire the Sale Shares from the Sellers shall be conditional upon and subject to a due diligence to be carried out by the Purchaser on the financial and other affairs of PPGCT (hereinafter referred to as “the Due diligence”) and that, in the sole written opinion of the Purchaser, such Due Diligence is acceptable and satisfactory to the Purchaser (hereinafter referred to as “the Conditions Precedent”).

2.2	The Sellers shall take all necessary actions to provide the Purchaser or its representative with all information and documentations so requested to enable the Purchaser to proceed with the Due Diligence.

2.3	In the event that the Conditions Precedent shall not have been met on or before the expiry of thirty (30) days from the date of this Agreement, or such other date as may be mutually agreed upon by the Parties in writing, then either the Purchaser or the Seller shall be entitled to terminate this Agreement by giving a Notice of Termination to that effect to the other party (in which event the provisions of Clause 7.6 shall apply) and this Agreement shall terminate and be null and void and of no further effect whatsoever and none of the Parties shall have any claims against the other hereunder for costs, damages, compensation or otherwise.

2.4	This Agreement shall become unconditional on the date on which the Conditions Precedent shall have been duly met in accordance with the provisions of this Clause 2 (which date shall in this Agreement be called “the Unconditional Date”).

2.5	The Purchaser may waive any of the Conditions Precedent (or condition attached thereto) at any time by notice in writing to the Sellers.

3.	COMPLETION

3.1	The Parties agree that the completion of the Sale & Purchase as contemplated in this Agreement (hereinafter referred to as “the Completion”) shall take place at the principal place of business of Hedi Property (or at such other places the Parties may agree) on or before the 3rd Business Day following the Unconditional Date (hereinafter referred to as “the Completion Date”).

3.2	On the Completion Date, the Sellers shall deliver or caused to be delivered to the Purchaser:-

3.2.1	the duly executed (but undated and unstamped) by SCS the document for the transfer of ownership in respect of the Sale Shares (hereinafter referred to as “the Transfer”);

3.2.2	the original share certificates of the Sale Shares; and

3.2.3	a copy of the resolution of the board of directors of PPGCT (hereinafter referred to as “the PPGCT Board Resolution”) certified by the Company Secretary or a director of PPGCT, evidencing their approvals of the transfer of the Sale Shares from SCS to the Purchaser contemplated in this Agreement (hereinafter the documents pursuant to sub-clauses of Clause 3.2 herein shall collectively be referred to as “the Documents”)

3.3	On the Completion Date, the Purchaser shall issue to GOLU (in the name of Gold Union Inc. and address as Unit L8-09, Wisma BU8, No.11, Lebuh Bandar Utama PJU6, 47000 Petaling Jaya, Selangor, Malaysia) or at the discretion and directive of GOLU, to the shareholders of GOLU (in the names of the shareholders and addresses to be provided by GOLU) a total of ONE MILLION SIX HUNDRED THIRTY ONE THOUSAND TWO HUNDRED AND FORTY FIVE (1,631,245) shares of the Purchaser’s ordinary shares, valuing the shares of the Purchaser’s ordinary share at RINGGIT MALAYSIA ONE ONLY (RM1.00) per share, being the full payment towards the Total Consideration for the Sale Shares (hereinafter referred to as “the New Hedi Shares”)

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3.4	Subject to the full satisfaction of the delivery of the Documents by the Sellers to the Purchaser AND the delivery of the New Hedi Shares by the Purchaser to GOLU (or to the shareholders of GOLU as may be informed by GOLU) to a representative of GOLU (or the shareholders of GOLU) as may be informed to the Purchaser by the Sellers in due course in accordance to the provisions herein, the Completion shall be deemed to have taken place on the Completion Date.

4.	WARRANTIES

4.1	The Sellers collectively represents and warrants to the Purchaser:-

4.1.1	that GUI is the direct beneficiary owner and GOLU is the ultimate beneficiary owner and that SCS is obligated under the Nominee Agreement to carry out instruction from GUI to transfer to the Purchaser full title of the Sale Shares to the Purchaser free from any Encumbrances on Completion;

4.1.2	that they have full legal rights, powers, capacity and authority to execute, delivery, enter into, exercise their rights and lawfully perform and comply with their obligations under this Agreement;

4.1.3	that all actions, conditions and things required to be taken, fulfilled and done (including without limitation the obtaining of any necessary consents or the making of any filing or registration) (a) in order to enable them to lawfully enter into, exercise their rights and perform and comply with their obligations under this Agreement and to ensure that those obligations are legally binding and enforceable and (b) for the transfer of the Sale Shares from SCS to the Purchaser have been taken, fulfilled and done;

4.1.4	that their entry into, exercise of their rights and/or performance of or compliance with their obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by (a) any law to which they are subject, (b) the memorandum and articles of association of PPGCT, or (c) any agreement or arrangement to which any or both of them is a party or which is binding them or their assets;

4.1.5	that there are no other classes of shares in the capital of PPGCT except ordinary shares which rank pari passu among themselves;

4.2	The Purchaser represents, warrants and confirms to the Sellers that the Purchaser has the capacity and authority to enter into, exercise its rights and lawfully perform and comply with its obligations under this Agreement.

4.3	Each Party further represents, warrants to and undertakes with the other Party that each of the representations, warranties and undertakings contained in this Agreement will be true and accurate in all material respects on Completion Date as though the same were made on Completion Date.

5.	UNDERTAKINGS

5.1	The Sellers hereby irrevocably undertake that during the Pre-Completion Period:-

5.1.1	none of the Sale Shares are sold or otherwise transferred, or offered for sale, and thus no agreement or commitment is entered into (in writing or otherwise) to sell or otherwise transfer, any of the Sale Shares or any interest in or right relating thereto;

5.1.2	they do not permit, offer, agree or commit (in writing or otherwise) to permit, any of the Sale Shares to become subject, directly or indirectly, to any Encumbrance; and

5.1.3	they do not, save with the prior consent in writing of the Purchaser, enter into any transaction or take any action that might cause or constitute a breach of any of the representations and warranties stated in Clause 4.1 above.

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5.2	The Purchaser hereby irrevocably undertakes that it shall ensure that the directors of the Purchaser shall give their approval for the appointment of the Sellers’ nominee to be a director of the Purchaser on the Completion Date.

5.3	The Purchaser hereby irrevocably undertakes that it shall, upon the issuance by the Purchaser on the Unconditional Date of its letter stating its acceptance and satisfaction of the Due Diligence, cause its board of directors to resolve to approve (i) the issuance of the New Hedi Shares to GOLU; (ii) the appointment of the Purchaser’s nominee as a director of the Purchaser.

5.4	The Sellers hereby irrevocably undertakes that it shall cause PPGCT to submit the relevant Documents as stated in Clause 3.2 above and to issue new certificate(s) for the Sale Shares transferred to the Purchaser by SCS within ten (10) Business Days from the Completion Date.

6.	CONFIDENTIALITY

6.1	The Parties hereto agree and covenant that:-

6.1.1	all information and data of whatever nature in whatever form relating to the transactions as contemplated under and pursuant to this Agreement obtained, acquired or received by the Purchaser for the purposes of the Due Diligence pursuant to this Agreement (“Confidential Information”) shall at all times be held strictly private and confidential and the Parties shall take all steps necessary to prevent it from being disclosed or made public to any third party by any Relevant Persons (as defined hereunder) or coming by any means into the possession of any third party.

6.1.2	the Confidential Information shall not be made available or disclosed in whole or in part to any third party without the prior written approval of the other Party Provided that any party may without such approval:-

a)	make available or disclose such data and information to any affiliate of such party upon obtaining a similar undertaking of confidentiality but of unlimited duration from such affiliate;

b)	make available or disclose such data and information to any outside professional consultants upon obtaining a similar undertaking of confidentiality but of unlimited duration from such consultants;

c)	make available or disclose such data and information to any bank or financial institution from whom such party is seeking or obtaining finance upon obtaining a similar undertaking of confidentiality but of unlimited duration from such bank or institution;

6.2	Each Party hereby warrants, undertakes and agrees with the other Party as follows:

6.2.1	this clause is binding upon the Party and all its officers, employees, servants or agents or professional advisers of such persons (together 'Relevant Persons');

6.2.2	this clause extends to all Confidential Information but does not extend to information which at the time it is obtained is in the public domain or comes to the public domain through no fault of the Party;

6.2.3	the Party shall use the Confidential Information solely for the purpose of conducting the Due Diligence and financial audit over the assets of PBS, its property, business and records relating to the transactions as contemplated under this Agreement and the Party shall not use any part of the Confidential Information for any other purpose whatever;

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6.2.4	the Party shall not use or disclose or permit the disclosure by any person of the Confidential Information for the benefit of any third party or in such a way as to procure that the Party may at any time obtain commercial advantage over the other Party;

6.2.5.	neither the Party nor any of the Relevant Persons shall by any means copy or part with possession of the whole or any part of the Confidential Information;

6.2.6	the Party shall keep all materials containing Confidential Information in a safe and secure place and return them to the other Party immediately on occurrence of the event as provided under clause 10 or on the other Party's prior request.

6.3	Each Party shall indemnify and keep the other Party at all times fully indemnified from and against any loss actions, proceedings, claims, demands, costs, awards and damages suffered by the other Party arising directly or indirectly as a result of any breach or non-performance by the Party of any of the Party's warranties, undertakings or obligations under this clause.

6.4	This clause shall survive the termination or cessation of this Agreement.

7.	TERMINATION

7.1	The Sellers may, at any time while such default subsists, give a Notice of Termination to the Purchaser in the event that:-

7.1.1	the Purchaser fails, neglects, refuses or is unable to perform or comply with any of its undertakings and covenants on its part herein to be performed; or

7.1.2	the Purchaser defaults in the issuance of the New Hedi Shares as full payment towards the Total Consideration in accordance with the provisions of this Agreement.

7.2	The Purchaser may at any time while such default subsists give a Notice of Termination to the Sellers in the event that:-

7.2.1	the Sellers fail, neglect, refuse or are unable to deliver any of the information and documents for the Purchaser to conduct the Due Diligence in accordance with the provisions of this Agreement; or

7.2.2	the Sellers fail, neglect, refuse or are unable to perform or comply with any of their undertakings and covenants on its part herein to be performed.

7.3	A Party may, at any time, give a Notice of Termination to the other Party if:-

7.3.1	the other Party is or becomes, or is adjudicated or found to be, bankrupt or insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to that Party under any law regulation or procedure relating to reconstruction or adjustment of debts; or

7.3.2	an administrator or receiver or receiver and manager is appointed over, or distress, attachment or execution is levied or enforced upon, any part of the assets or undertaking of the other Party, or

7.3.3	the other party is threatened to be or is being sued by any third party for any matter what-so-ever, or

7.3.4	it shall be found that any of the warranties or undertakings of the other Party contained under this Agreement are untrue or incorrect in any material respect.

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7.4	In the event of a Notice of Termination being duly given by either Party:-

7.4.1	the Sellers shall, within 10 days from the Notice of Termination, return to the Purchaser all documents, if any, delivered to them;

7.4.2	the Purchaser shall, within 10 days from the Notice of Termination, return to the Sellers all documents, if any, delivered to them;

7.5	Following the giving of a Notice of Termination under any of the provisions of this agreement, no Party will have any further obligation under this Agreement to the other Party, except:-

7.5.1	in respect of :–

(i)	their respective obligations under clause 7.4;

(ii)	any obligation under this Agreement which is expressed to apply after the termination of this Agreement; and

(iii)	any rights or obligations which have accrued in respect of any breach of any of the provisions of this agreement to either Party prior to such termination; and

7.5.2	should the Sellers be the party in default, the Sellers shall return to the Purchaser the New Hedi Shares received by the Sellers.

7.6	Notwithstanding the provisions of this Clause 7, the Parties shall be at liberty to take such action in law as may be necessary to compel the other Party by way of specific performance to complete the transactions as contemplated under this Agreement and in accordance with the provisions of this Agreement (in which respect the alternative remedy of monetary compensation will not be regarded as compensation or sufficient compensation for any default of the defaulting party in the performance of the terms and conditions of this Agreement) and to recover damages for the defaulting party's breach of this Agreement.

8.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by that Party in that Party's absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting the first Party's rights against the other Party under the same or a like liability whether joint and several or otherwise.

9.	TIME OF ESSENCE

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties, but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time is of the essence.

10.	COSTS AND EXPENSES

10.1	Each Party shall bear its costs and expenses incurred in the preparation, negotiation and execution of this Agreement including its solicitors’ costs.

10.2	The Sellers shall bear the stamp duty payable on the Transfer, the issuance of the New Hedi Shares and on this Agreement.

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11.	NOTICES

11.1	Subject as otherwise provided in this Agreement, all notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid post or by facsimile message addressed to the intended recipient thereof at its address set out below or at its facsimile number set out below (or to such other address or facsimile number as any Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if given personally) upon delivery, (if given or made by facsimile) immediately or (if given or made by letter) three (3) Business Days after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. The initial addresses and email addresses of the Parties for the purpose of this Agreement are:-

To the Sellers:	Attention: YC Lim
Address: Unit L8-09, Wisma BU8,
No.11, Lebuh Bandar Utama PJU6,
47000 Petaling Jaya, Selangor, Malaysia.
Email Address: ronnielimyc12@gmail.com

To the Purchaser:	Attention: Low Swee Beng
Address: 29-1, Jalan Puteri 5/7, Bandar Puteri, 47100
Puchong, Selangor, Malaysia.
Email Address: sblowng@yahoo.com

11.2	Any such notice or demand sent as aforesaid shall be deemed to be served notwithstanding it be delivered or returned undelivered and in proving such service it shall be sufficient to prove that the notice demand was properly addressed and posted as aforesaid and a sworn statement to that effect by sending Party or a copy has been sent to the email address of the receiving party or solicitors acting on such Party’s behalf shall be sufficient.

12.	PREVIOUS AGREEMENTS

12.1	This Agreement is in substitution for all previous agreements (whether in writing or verbal), including any letter of intent, between the Parties in respect of the subject matter of this Agreement and contains the whole agreement between the Parties relating to the subject matter of this Agreement.

12.2	No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

13.	REMEDIES

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other available remedies.

14.	SEVERANCE

Any term, condition, stipulation, provision, covenant or undertaking in this Agreement which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained. Wherever legally possible any ineffective provisions shall be deemed substituted with such other provisions as would best fulfil the intentions of the Parties as expressed by the provision deemed ineffective and which would have the closest economic effect to such provision deemed ineffective.

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15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement is governed by and is to be construed in accordance with the laws of Malaysia.

15.2	In relation to any legal action or proceedings arising out of or in connection with this Agreement, the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Malaysia.

16.	ASSIGNMENT

Save and except as provided under this Agreement, neither Party shall be entitled to assign or transfer any of its rights and/or obligations hereunder without the prior written consent of each of the other Parties.

17.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

18.	CONTINUING EFFECT OF AGREEMENT

All provisions of this Agreement shall so far as they are capable of being performed or observed, continue in full force and effect notwithstanding completion, except in respect of those matters then already performed.

Exhibit A : Property Plan Layout is attached overleaf before the signature page.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the Parties have hereunto caused their respective hands to be set down hereunder the day and year first above written.

The Sellers

For and on-behalf of	For and on-behalf of
G.U. International Limited (“GUI”)	Gold Union Inc. (“GOLU”)

/s/ Sea-Chae Supachai	/s/ Yew Chuan Lim
Sea-Chae Supachai	Ye Chuan Lim
(Thai Passport No: XXXXXXXXX)	(Malaysian IC No. XXXXXX-XX-XXXX)
Position: Director	Position: Director, CEO & CFO

Witnessed By:	Witnessed By:

/s/ Mathaparin Benchapksuttipapha	/s/ Ng King Kau
(Name: Mathaparin Benchapksuttipapha)	(Name: Ng King Kau)
(Thai ID No.: XXXXXXXXXXXXX)	(Malaysian IC No: XXXXXX-XX-XXXX)

The Purchaser

For and on-behalf of
Hedi Property Sdn. Bhd.

/s/ Low Swee Beng
Low Swee Beng
Director
(Malaysian IC No: XXXXXX-XX-XXXX)

Witnessed By:

/s/ Ng Yi-Mi
(Name: Ng Yi-Mi)
(Malaysian IC No: XXXXXX-XX-XXXX)

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